                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                   dated as of

                                  June 25, 2000

                                      among

                          NABISCO GROUP HOLDINGS CORP.,

                     R.J. REYNOLDS TOBACCO HOLDINGS, INC.,

                                       and

                              RJR ACQUISITION CORP.

                                TABLE OF CONTENTS

                                                                                 PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  Definitions ......................................................  1

                                    ARTICLE 2
                                   THE MERGER

SECTION 2.01.  The Merger  ......................................................  5
SECTION 2.02.  Conversion of Shares .............................................  5
SECTION 2.03.  Surrender and Payment ............................................  6
SECTION 2.04.  Dissenting Shares  ...............................................  6
SECTION 2.05.  Stock Options ....................................................  7
SECTION 2.06.  Adjustments ......................................................  7
SECTION 2.07.  Trust Originated Preferred Securities ............................  7
SECTION 2.08.  Withholding Rights................................................  8
SECTION 2.09.  Lost Certificates ................................................  8
SECTION 2.10.  Associated Rights ................................................  8

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

SECTION 3.01.  Certificate of Incorporation .....................................  8
SECTION 3.02.  Bylaws ...........................................................  8
SECTION 3.03.  Directors and Officers ...........................................  8

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Corporate Existence and Power  ...................................  9
SECTION 4.02.  Corporate Authorization ..........................................  9
SECTION 4.03.  Governmental Authorization .......................................  9
SECTION 4.04.  Non-contravention ................................................  9
SECTION 4.05.  Capitalization.................................................... 10
SECTION 4.06.  Matters Relating to the NA Merger ................................ 10
SECTION 4.07.  SEC Filings ...................................................... 11
SECTION 4.08.  Financial Statements ............................................. 12
SECTION 4.09.  Disclosure Documents ............................................. 12
SECTION 4.10.  Certain Contracts  ............................................... 12
SECTION 4.11.  Absence of Certain Changes ....................................... 12
SECTION 4.12.  No Undisclosed Material Liabilities .............................. 13
SECTION 4.13.  Compliance with Laws and Court Orders ............................ 14
SECTION 4.14.  Litigation ....................................................... 14
SECTION 4.15.  Finders' Fees .................................................... 14
SECTION 4.16.  Taxes ............................................................ 14
SECTION 4.17.  Employee Benefit Plans ........................................... 15
SECTION 4.18.  Environmental Matters ............................................ 16


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

                                                                                 PAGE


SECTION 4.19.  Antitakeover Statute and Rights Agreement ........................ 16
SECTION 4.20.  Insurance ........................................................ 17
SECTION 4.21.  Other Agreements  ................................................ 17
SECTION 4.22.  Certain Agreements ............................................... 17

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.  Corporate Existence and Power  ................................... 17
SECTION 5.02.  Corporate Authorization .......................................... 17
SECTION 5.03.  Governmental Authorization ....................................... 17
SECTION 5.04.  Non-contravention ................................................ 18
SECTION 5.05.  Disclosure Documents ............................................. 18
SECTION 5.06.  Finders' Fees .................................................... 18

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

SECTION 6.01.  Conduct of the Company ........................................... 18
SECTION 6.02.  Stockholder Meeting; Proxy Material .............................. 20
SECTION 6.03.  Access to Information ............................................ 21
SECTION 6.04.  No Solicitation; Other Offers .................................... 21
SECTION 6.05.  Surety Obligations ............................................... 22
SECTION 6.06.  Rights Agreement ................................................. 22

                                    ARTICLE 7
                               COVENANTS OF PARENT

SECTION 7.01.  Confidentiality .................................................. 23
SECTION 7.02.  Obligations of Merger Subsidiary ................................. 23
SECTION 7.03.  Director and Officer Liability ................................... 23
SECTION 7.04.  Employee Matters ................................................. 24

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.  Reasonable Best Efforts .......................................... 24
SECTION 8.02.  Certain Filings .................................................. 24
SECTION 8.03.  Public Announcements ............................................. 25
SECTION 8.04.  Further Assurances ............................................... 25
SECTION 8.05.  Notices of Certain Events......................................... 25

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

SECTION 9.01.  Conditions to Obligations of Each Party .......................... 25
SECTION 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary .... 26
SECTION 9.03.  Conditions to the Obligations of the Company ..................... 26

                                                                                 PAGE

                                   ARTICLE 10
                                   TERMINATION

SECTION 10.01.  Termination ..................................................... 27
SECTION 10.02.  Effect of Termination ........................................... 29

                                   ARTICLE 11
                                  MISCELLANEOUS

SECTION 11.01.  Notices ......................................................... 29
SECTION 11.02.  Non-Survival of Representations and Warranties .................. 30
SECTION 11.03.  Amendments; No Waivers .......................................... 30
SECTION 11.04.  Expenses  ....................................................... 30
SECTION 11.05.  Successors and Assigns .......................................... 31
SECTION 11.06.  Governing Law  .................................................. 32
SECTION 11.07.  Jurisdiction  ................................................... 32
SECTION 11.08.  WAIVER OF JURY TRIAL ............................................ 32
SECTION 11.09.  Counterparts; Effectiveness; Benefit ............................ 32
SECTION 11.10.  Entire Agreement ................................................ 32
SECTION 11.11.  Captions ........................................................ 32
SECTION 11.12.  Severability  ................................................... 32
SECTION 11.13.  Specific Performance ............................................ 33

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER dated as of June 25, 2000, among Nabisco Group Holdings Corp., a Delaware corporation (the "COMPANY"), R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation ("PARENT"), and RJR Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

         WHEREAS, the Company owns 213,250,000 shares of Class B common stock of Nabisco Holdings Corp., a Delaware corporation ("NA"), representing an 80.6% ownership interest in NA;

         WHEREAS, Philip Morris Companies Inc., Strike Acquisition Corp. and NA have entered into an Agreement and Plan of Merger dated the date hereof (the "NA MERGER AGREEMENT") pursuant to which Strike Acquisition Corp. will merge (the "NA MERGER") with and into NA on the terms and conditions set forth therein;

         WHEREAS, Philip Morris Companies Inc. and the Company have entered into a Voting and Indemnity Agreement (the "NA VOTING AGREEMENT") pursuant to which the Company has agreed to vote its shares of Class B Common Stock of NA in favor of the NA Merger, subject to approval by the Company's stockholders;

         WHEREAS, by virtue of the NA Merger, each share of Class B common stock of NA held by the Company will be converted into the right to receive $55.00 in cash;

         WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Subsidiary with and into the Company on the terms and conditions set forth herein; and

         WHEREAS, the merger contemplated by this Agreement will occur only after consummation of the NA Merger.

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

         "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, worker's compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that on or after January 1, 1994 (i) is or was not an Employee Plan,
(ii) is or was entered into, maintained, administered or contributed to, as the case may be, by the Company or any of its Affiliates and (iii) covers or covered any employee or former employee of the Company or any of its Subsidiaries employed in the United States.

         "BUSINESS DAY" means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

         "CODE" means the Internal Revenue Code of 1986.

         "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1999 and the footnotes thereto set forth in the Company 10-K.

         "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1999.

         "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

         "EMPLOYEE PLAN" means any "employee benefit plan", as defined in
Section 3(3) of ERISA, that on or after January 1, 1994 (i) is or was subject to any provision of ERISA, (ii) is or was maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers or covered any employee or former employee of the Company or any of its Subsidiaries.

         "ENVIRONMENTAL LAWS" means any and all federal, foreign, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, decrees, requirements of any governmental entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health or safety as relating to the environment or workplace, or the protection of the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss.ss.9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss.1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901, et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251, et seq., the Clean Air Act, 42 U.S.C. ss.7401, et seq., the Toxic Substance Control Act, 15 U.S.C. ss.ss.2601, et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss.136, et seq., Occupational Safety and Health Act, 29 U.S.C. ss.ss.651, et seq. and the Oil Pollution Act of 1990, 33 U.S.C. ss.ss.2701, et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes.

         "ENVIRONMENTAL PERMITS" means all permits, licenses, certificates or approvals necessary for the operation of the Company as currently conducted to comply with all applicable Environmental Laws.

         "ERISA" means the Employee Retirement Income Security Act of 1974.

         "ERISA AFFILIATE" of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

         "GOVERNMENTAL ENTITY" means any federal, state, local or foreign government or any court, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, domestic, foreign or supranational.

         "HAZARDOUS MATERIAL" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Law which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls and any other substance that could result in liability under any Environmental Laws.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.


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

         "INTERNATIONAL PLAN" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or arrangement or contract providing for severance, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, pension or retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that on or after January 1, 1994 (i) is or was not an Employee Plan or a Benefit Arrangement, (ii) is or was entered into, maintained, administered or contributed to by the Company or any of its Affiliates and (iii) covers or covered any employee or former employee of the Company or any of its Subsidiaries.

         "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

         "MATERIAL ADVERSE EFFECT" means, with respect to any Person, any event, change, circumstance or effect that is or would reasonably be expected to be materially adverse to the condition (financial or otherwise), business, assets or results of operations of such Person except any such effect resulting from or arising in connection with: (i) changes in circumstances or conditions affecting the food industry in general, in the case of the Company, or the tobacco industry in general, in the case of Parent, and not in either case specifically relating to or having a materially disproportionate effect on such Person, or
(ii) changes in general economic or business conditions or in financial markets in the United States.

         "MULTIEMPLOYER PLAN" means each Employee Plan that is a multiemployer plan, as defined in Section 3(37) of ERISA.

         "1933 ACT" means the Securities Act of 1933.

         "1934 ACT" means the Securities Exchange Act of 1934.

         "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "RIGHTS" means the preferred stock purchase rights issued pursuant to the terms of Rights Agreement dated as of March 13, 2000 between the Company and EquiServe Trust Company, N.A., as Rights Agent.

         "SEC" means the Securities and Exchange Commission.

         "SHARES" means the shares of common stock, $0.01 par value, of the Company.

         "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

         "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of June 14, 1999 among the Company, Parent, R. J. Reynolds Tobacco Company and NA, as such agreement may be amended from time to time.

         "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite such term:

                  TERM                                         SECTION
                  ----                                        ---------
                  Acquisition Proposal ....................        6.04
                  Agents .................................         6.04
                  Alternative NA Merger ..................         9.03
                  Certificates ...........................         2.03
                  Change in Tax Law ......................        10.01
                  Company Disclosure Schedule ............    Article 4
                  Company Proxy Statement ................         4.09
                  Company SEC Documents ..................         4.07
                  Company Securities .....................         4.05
                  Company Stock Options ..................         2.05
                  Company Stockholder Meeting ............         6.02
                  Confidentiality Agreement ..............         6.03
                  Declaration ............................         2.07
                  Effective Time .........................         2.01
                  Exchange Agent .........................         2.03
                  GAAP ...................................         4.08
                  Indemnified Person .....................         7.03
                  IRS ....................................         4.16
                  Merger .................................         2.01
                  Merger Consideration ...................         2.02
                  NA .....................................     recitals
                  NA Merger ..............................     recitals
                  NA Merger Agreement ....................     recitals
                  NA Shares ..............................         4.06
                  NA Voting Agreement ....................     recitals
                  Preferred Shares .......................         4.05
                  Special Board Determination ............         9.01
                  Superior Proposal ......................         6.04
                  Surviving Corporation ..................         2.01
                  Tax Return .............................         4.16
                  Taxes ..................................         4.16
                  Taxing Authority .......................         4.16
                  TOPrS Documents ........................         2.07

                                   ARTICLE 2
                                   THE MERGER

         SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

         (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, the Company and Merger Subsidiary will file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the "EFFECTIVE TIME") as the certificate of merger is duly filed with the Delaware Secretary of State or at such later time as is specified in the certificate of merger.

         (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

         SECTION 2.02. Conversion of Shares. (a) At the Effective Time:

                  (i) except as otherwise provided in Section 2.02(a)(ii) or Section 2.04, each Share outstanding immediately prior to the Effective Time, together with the associated Right, shall be converted into the right to receive $30.00 in cash, without interest (the "MERGER CONSIDERATION"), prorated for fractional shares;

                  (ii) each Share held by the Company as treasury stock or owned by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

                  (iii) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (b) In the event that (i) the NA Merger Agreement has been terminated in accordance with its terms, (ii) Parent has not terminated this Agreement pursuant to Section 10.01, and (iii) a transaction has been consummated wherein the Company has received, in its capacity as a stockholder of NA, more than $55 per NA share in such transaction, then the Merger Consideration shall be increased by one-half of the difference between the Net Proceeds and $11.729 billion divided by the number of then-outstanding Shares. For purposes of this Agreement, "NET PROCEEDS" is defined as the cash amount received by the Company in such transaction after deducting (A) any costs and expenses (including, without limitation any termination fees) incurred by the Company in connection with the termination of the NA Merger Agreement, including, without limitation pursuant to the NA Merger Agreement or the NA Voting Agreement and (B) the amounts by which the following items increase as a result of such transaction or the increase in the Merger Consideration pursuant to this Section 2.02(b): (w) the costs and expenses incurred by Parent in connection with the transactions contemplated hereby,(x) amounts payable by Parent (other than the Merger Consideration) pursuant to this Agreement, (y) liabilities assumed or retained by Parent and the Company, and (z) Taxes incurred by Parent and the Company.

         SECTION 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") reasonably acceptable to the Company for the purpose of exchanging certificates representing Shares (the "CERTIFICATES") for the Merger Consideration. Promptly after the Effective Time, Parent will cause to be deposited with the Exchange Agent the Merger Consideration to be paid in respect of the Shares. Promptly after the Effective Time, Parent will send, or will cause the Exchange Agent to send, to each holder of record of Shares at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

         (b) Each holder of Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, and all other documents the Exchange Agent may reasonably require, the Merger Consideration payable for each Share represented by such Certificate. Until so surrendered, each such Certificate shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or will accrue on the Merger Consideration payable pursuant to the provisions of this Article 2.


         (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not payable.

         (d) At the Effective Time, the stock transfer books of the Company will be closed and there shall be no further registration of transfers of Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

         (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of Shares three years after the Effective Time (or such earlier date immediately prior to such time when the amounts would otherwise escheat to or become property of any governmental authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

         (f) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to Parent, upon demand.

         SECTION 2.04. Dissenting Shares. Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses its right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or loses its right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares. Except as required by applicable law or with the prior written consent of Parent, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.05. Stock Options. (a) At or immediately prior to the Effective Time, each employee or director stock option to purchase Shares outstanding under any stock option or compensation plan or arrangement of the Company, whether or not vested or exercisable ("COMPANY STOCK OPTIONS"), shall be canceled, and the Company shall pay each holder of any such option at or promptly after the Effective Time for each such option an amount in cash equal to (i) the excess, if any, of the Merger Consideration per Share over the applicable exercise price of such options multiplied by the number of Shares such holder could have purchased (assuming full vesting of all Company Stock Options) had such holder exercised such option in full immediately prior to the Effective Time (the "SPREAD") or (ii) in the case of each Company Stock Option specified in Section 2.05 of the Company Disclosure Schedule, the greater of the Spread or the Black-Scholes value of such option, determined using the assumptions set forth on Section 2.05 of the Company Disclosure Schedule.

         (b) Prior to the Effective Time, the Company shall (i) use its reasonable best efforts to obtain any consents from holders of Company Stock Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that, in the case of either clauses (i) or
(ii), the Company deems reasonably necessary to give effect to the transactions contemplated by Section 2.05(a). Notwithstanding any other provision of this Section, payment may be withheld in respect of any employee stock option until such necessary consents are obtained.

         SECTION 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend (or dividend payable in any other securities) thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such event.

         SECTION 2.07. Trust Originated Preferred Securities. Reference is made to the Amended and Restated Declaration of Trust of Nabisco Group Holdings Capital Trust II (formerly called RJR Nabisco Holdings Capital Trust II) dated as of September 16, 1998, as amended by Amendment No. 1 thereto dated as of July 12, 1999 (the "DECLARATION") and all related documentation, including the Terms of the Preferred Securities and of the Common Securities (all such documentation, together with the Declaration, the "TOPRS DOCUMENTS"). Capitalized terms used in this Section 2.07 but not defined elsewhere in this Agreement shall have the meanings assigned to such terms in the Declaration. After the date hereof, the Company shall exercise its option under the Declaration to cause the Trustees to (i) dissolve the Trust and (ii) cause the Debentures to be distributed to Holders of the Preferred Securities and Common Securities in exchange therefor (and comply with all applicable provisions of the TOPrS Documents in respect of such exercise (including to seek a listing, if required, of the Debentures)), which in each case shall occur prior to the Effective Time. In addition, the Company will prior to the Effective Time (x) deliver an irrevocable notice to the Debenture Trustee stating that all outstanding Debentures are to be redeemed on September 30, 2003 and (y) take all necessary action to cause the conditions set forth in Section 10.1(C) of the Indenture to be satisfied such that a "covenant defeasance" under such section will occur concurrently with the above-described dissolution of the Trust and distribution of the Debentures. All of the actions set forth in this Section
2.07 shall be carried out in accordance with the terms of the TOPrS Documents.

         SECTION 2.08. Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

         SECTION 2.09. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

         SECTION 2.10. Associated Rights. References in Article 1 and Article 2 of this Agreement to Shares shall include, unless the context requires otherwise, the associated Rights.

                                    ARTICLE 3
                            THE SURVIVING CORPORATION

         SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, provided that, at the Effective Time, Article First of such certificate of incorporation shall be amended to read as follows:
"The name of the Corporation is RJR Acquisition Corp.".

         SECTION 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

         SECTION 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

                                    ARTICLE 4
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered by the Company to Parent on or prior to the date hereof (the "COMPANY DISCLOSURE SCHEDULE") or in the Company SEC Documents, the Company represents and warrants to Parent that:

         SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

         SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the NA Voting Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company and is enforceable in accordance with its terms.

         (b) At a meeting duly called and held, the Company's Board of Directors has (i) determined that this Agreement and the NA Voting Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) declared advisable and approved this Agreement and the NA Voting Agreement and the transactions contemplated hereby and (iii) resolved (subject to Section 6.04(c)) to recommend adoption of this Agreement by its stockholders.

         SECTION 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially to impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         SECTION 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the NA Voting Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of any applicable law, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any agreement or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or
(iv) result in the creation or imposition of any Lien on any asset of the Company, except, in the case of clauses (ii), (iii) and (iv), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

         SECTION 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 440,000,000 Shares and 150,000,000 shares of preferred stock, par value $0.01 per share (the "PREFERRED SHARES"), of which 4,400,000 shares are designated Series A Participating Cumulative Preferred Stock. As of June 21, 2000, there were outstanding: (1) 327,398,402 Shares (including equivalents payable in cash or Shares); (2) employee and director stock options to purchase an aggregate of 23,178,436 Shares; and (3) no Preferred Shares. All shares of capital stock of the Company outstanding as of the date hereof have been duly authorized and validly issued and are fully paid and nonassessable and free of any preemptive rights. The Shares were not issued in violation of the terms of any agreement or understanding binding on the Company and were issued in compliance with all applicable Laws, including all federal, state and foreign securities laws, rules and regulations. All of the Company's treasury shares were acquired by the Company in compliance with all applicable Laws, including all federal, state and foreign securities laws, rules and regulations. All Shares issuable upon exercise of outstanding employee or directors stock options have been duly authorized and, when issued in accordance with the terms thereof, will be validly issued and will be fully paid and nonassessable and free of any preemptive rights.

         (b) Except as set forth in this Section 4.05 and for changes since June 21, 2000 resulting from the exercise of employee or director stock options outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (the items in clauses (i), (ii) and (iii) being referred to collectively as the "COMPANY SECURITIES"). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

         SECTION 4.06. Matters Relating to the NA Merger. (a) The Company owns 213,250,000 shares (the "NA SHARES") of Class B common stock, $0.01 par value per share, of NA, free and clear of any Lien and, subject to applicable law, free of any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such shares).

         (b) The execution, delivery and performance by the Company of the NA Voting Agreement and the consummation by the Company of the transactions contemplated thereby are within the Company's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding Shares in connection with the sale of the NA Shares pursuant to the NA Merger Agreement, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any of the Company's capital stock necessary in connection with the sale of the NA Shares pursuant to the NA Merger Agreement. The NA Voting Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms. The Company has provided Parent with a true and complete copy of the NA Voting Agreement and no provisions thereof have been amended or the rights thereunder waived in any manner that would create any additional liability of the Company or materially impair or delay the consummation of the transactions contemplated hereby.

         (c) The execution, delivery and performance by NA of the NA Merger Agreement and the consummation by NA of the transactions contemplated thereby are within NA's corporate powers and, except for the affirmative vote of the holders of a majority of the outstanding shares of common stock of NA in connection with the consummation of the NA Merger, have been duly authorized by all necessary corporate action on the part of NA. The affirmative vote of the holders of a majority of the outstanding shares of common stock of NA is the only vote of the holders of any of NA's capital stock necessary in connection with the consummation of the NA Merger. The NA Merger Agreement constitutes a valid and binding agreement of NA enforceable against NA in accordance with its terms. The Company has provided Parent with a true and complete copy of the NA Merger Agreement and no provisions thereof have been amended or the rights thereunder waived in any manner that would create any additional liability of the Company or materially impair or delay the consummation of the transactions contemplated hereby.

         (d) After consummation of the NA Merger, the Company will have no Subsidiaries and will conduct no business operations. Except for NA, the Company owns no shares of any corporation and has no other ownership or other investment interest, either of record, beneficially or equitably, in any association, partnership, joint venture or legal entity, except for marketable securities and bank, checking and money market accounts and other cash equivalent instruments and common securities under the TOPrS Documents. The Company does not conduct, and has not since June 14, 1999 conducted, any operating activities except through NA.

         SECTION 4.07. SEC Filings. (a) The Company has filed all forms, reports and documents required to be filed by it by the SEC or pursuant to relevant securities statutes, regulations and rules. The Company has made available to Parent (i) the Company's annual reports on Form 10-K for its fiscal years ended December 31, 1999 and 1998, (ii) its quarterly report on Form 10-Q for its fiscal quarter ended March 31, 2000, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of the Company held since December 31, 1999 and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1999 (the documents referred to in this Section 4.07(a), collectively, the "COMPANY SEC DOCUMENTS"). The Company has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1998.

         (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

         (c) As of its filing date (or, if amended or superceded by a filing prior to the date hereof, on the date of such filing), no Company SEC Document filed pursuant to the 1934 Act contained any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         (d) No Company SEC Document filed pursuant to the 1933 Act, as amended or supplemented, if applicable, as of the date such document or amendment became effective, contained any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

         SECTION 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements that have not been and are not expected to be material in nature or amount).

         SECTION 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the "COMPANY PROXY STATEMENT") and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company, and at the time such stockholders vote on adoption of this Agreement, the Company Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this
Section 4.09 will not apply to statements or omissions included in the Company Proxy Statement based upon information furnished to the Company by Parent specifically for use therein.

         SECTION 4.10. Certain Contracts. As of the date hereof, except as set forth in the Company SEC Documents filed prior to the date of this Agreement, the Company is not a party to or bound by any "material contracts" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), which agreements or arrangements could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

         SECTION 4.11. Absence of Certain Changes. Since December 31, 1999, the business of the Company has been conducted in the ordinary course consistent with past practices and there has not been:

         (a) any event, occurrence, development or state of circumstances or facts that, either individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Company;

         (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company (other than customary quarterly cash dividends on the Shares in an amount not greater than $.1225 per Share per quarter), or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

         (c) any amendment to the certificate of incorporation or by-laws of the Company;

         (d) any amendment of any material term of any outstanding security of the Company;

         (e) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

         (f) any creation or other incurrence by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

         (g) any making of any material loan, advance or capital contributions to or investment in any Person other than in the ordinary course of business consistent with past practices;

         (h) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company that has had or would reasonably be expected to have a Material Adverse Effect on the Company;

         (i) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement, the NA Voting Agreement and the NA Merger Agreement;

         (j) any change in any method of accounting, method of tax accounting or accounting principles or practice by the Company, except for any such change which is not significant or which is required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

         (k) any (i) grant of any bonus, severance or termination pay or award under a long term incentive plan to (or amendment to any existing arrangement with) any director, officer or (to the extent material in the aggregate) employee of the Company, (ii) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other benefit plan or arrangement covering any director, officer or employee of the Company, or (iii) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company;

         (l) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company, which employees were not subject to a collective bargaining agreement at December 31, 1999, or any material lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees;

         (m) any settlement or waiver of a material litigation or claim; or

         (n) any agreement to do any of the foregoing.

         SECTION 4.12. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

         (a) liabilities or obligations disclosed or provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof,

         (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and

         (c) liabilities or obligations under this Agreement, the NA Merger Agreement, the NA Voting Agreement or incurred in connection with the transactions contemplated hereby or thereby.

         SECTION 4.13. Compliance with Laws and Court Orders. Neither the Company nor any of its Subsidiaries is in violation of, and since December 31, 1999 has not violated, any applicable law, statute, ordinance, rule, regulation, judgment, injunction, order or decree, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has not failed to obtain or comply with the requirements of any license, permit or other authorization necessary to the ownership of its assets and property except for failures that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 4.14. Litigation. There is no claim, action, suit, investigation or proceeding pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries, or any of their respective properties before any court or arbitrator or before or by any governmental body, agency or official, domestic or foreign, that, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect on the Company or prevent, make illegal or materially delay or impair the ability of the Company to consummate the transactions contemplated by this Agreement, the NA Voting Agreement and the NA Merger Agreement. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or prevent or materially delay the consummation of the Merger.

         SECTION 4.15. Finders' Fees. Except for UBS Warburg LLC and Morgan Stanley & Co. Incorporated, copies of whose engagement agreements have been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.

         SECTION 4.16. Taxes. (a) The Company and each of its Subsidiaries has timely filed (or has had timely filed on its behalf) or will timely file or cause to be timely filed all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time, and all such Tax Returns are, or will be at the time of filing, true and complete in all material respects.

         (b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf), or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) or will establish or cause to be established (or have established on its behalf and for its sole benefit and recourse) in accordance with GAAP on or before the Effective Time an adequate accrual for the payment of, all taxes and interest due with respect to any period or portion thereof ending prior to or as of the Effective Time.

         (c) The federal income Tax Returns of the Company and its Subsidiaries have been examined and settled with the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all years through 1994.

         (d) There are no material Liens or encumbrances for Taxes on any of the assets of the Company or any of its Subsidiaries.

         (e) The Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the reporting, payment and withholding of Taxes.

         (f) No federal, state, local or foreign audits or administrative proceedings are pending with regard to any material Taxes or Tax Return of the Company or its Subsidiaries and none of them has received a written notice of any proposed audit or proceeding regarding any pending audit or proceeding.

         (g) No waivers of statutes of limitations have been given or requested.

         (h) "TAXES" shall mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, goods and services, service use, license, value added, capital, net worth, payroll, profits, withholding, franchise, transfer and recording taxes, fees and charges, and any other taxes, assessment or similar charges imposed by the IRS or any taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)) (a "TAXING AUTHORITY"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments. "TAX RETURN" shall mean any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

         SECTION 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule includes, and the Company has made available to Parent copies of each Employee Plan (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and actuarial valuation report prepared in connection with any such Employee Plan. Section 4.17 of the Company Disclosure Schedule identifies each such Employee Plan that is (i) a Multiemployer Plan, (ii) a Title IV Plan or (iii) maintained in connection with any trust described in
Section 501(c)(9) of the Code.

         (b) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has been so qualified during the period since its adoption; each trust created under any Employee Plan is exempt from tax under Section 501(a) of the Code and has been so exempt since its creation. The Company has made available to Parent the most recent determination letter of the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code.

         (c) Section 4.17 of the Company Disclosure Schedule includes, and the Company has made available to Parent copies or descriptions of each Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each such Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities.

         (d) There has been no failure of a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Code Sections 4980B(f), 9801 or 9802 with respect to a qualified beneficiary (as defined in Section 4980B(g)) or other individual. Neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in Section 5000(c)) and no ERISA Affiliate of the Company or any of its Subsidiaries has incurred a tax under Section 5000(a) that is or could become a liability of the Company or any of its Subsidiaries.

         (e) The Company neither maintains nor is obligated to contribute to any International Plan.

         (f) No Title IV Plan has or has incurred an accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code, nor has any waiver of the minimum funding standards of Section 302 of ERISA and Section 412 of the Code been requested of or granted by the Internal Revenue Service with respect to any Title IV Plan, nor has any lien in favor of any Title IV Plan arisen under Section 412(n) of the Code or Section 302(f) of ERISA.

         (g) Neither the Company nor an ERISA Affiliate has incurred or will incur prior to the Effective Time any unpaid withdrawal liability (within the meaning or Part 1 of Subtitle E of Title I of ERISA) with respect to a Multiemployer Plan in excess of $5,000,000.

         (h) The Company has delivered to Parent a complete list of any and all current or former employees or directors of the Company or an Affiliate who are entitled to the Black-Scholes value of their Company Stock Options in accordance with Section 2.05.

         (i) No grant agreement for any Original Options (as defined in Section
2.05 of the Company Disclosure Schedule) granted after January 15, 1999 provides for Black-Scholes valuation upon cash-out.

         SECTION 4.18. Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

         (a) no written notice, demand, request for information, citation, summons or order has been received, no penalty has been assessed, and no investigation, action, claim, suit or proceeding is pending or, to the knowledge of the Company, threatened by any governmental entity or other Person which alleges a violation by the Company of any Environmental Law or involves any real property currently, or to the knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries;

         (b) the Company has been and is in compliance with all Environmental Laws and all Environmental Permits;

         (c) all real property owned and, to the knowledge of the Company, all real property operated or leased by the Company or its Subsidiaries is free of contamination of Hazardous Materials that would have an adverse effect on human health or the environment; and

         (d) there are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under any Environmental Law.

         SECTION 4.19. Antitakeover Statute and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger and this Agreement and the transactions contemplated hereby from the provisions of Section 203 of Delaware Law.

         (b) The Board of Directors of the Company has approved an amendment to the Rights Agreement and has resolved to take all other action necessary to render the Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby, and the Company will cause the Rights Agent to execute such amendment promptly after execution of this Agreement. The Company has delivered to Parent a true and correct copy of the Rights Agreement in effect as of the execution and delivery of this Agreement.

         SECTION 4.20. Insurance. Section 4.20 of the Company Disclosure Schedule attached hereto contains a list that is complete in all material respects of all policies of directors' and officers' liability insurance and fiduciary insurance owned or held by, or the premiums and the brokerage fees of which are paid by the Company or its Subsidiaries. There have been no claims under any such policies since January 1, 1998.

         SECTION 4.21. Other Agreements. The Company has delivered to Parent true and correct copies of each of the NA Merger Agreement and the NA Voting Agreement, duly executed by the parties thereto.

         SECTION 4.22. Certain Agreements. Except with respect to Company Stock Options, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of the Company under any Employee Plan, Benefit Arrangement or otherwise, (ii) materially increase any benefits otherwise payable under any Employee Plan, Benefit Arrangement or otherwise or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company that:

         SECTION 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

         SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary.

         SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any governmental body, agency, official or authority, domestic or foreign, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws, rules and regulations in foreign jurisdictions governing antitrust or merger control matters, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities or takeover laws, whether state or foreign and
(iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or materially to impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

         SECTION 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of any law, regulation, judgment, injunction, order or decree or (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Parent or Merger Subsidiary, except, in the case of clauses (ii) and (iii), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

         SECTION 5.05. Disclosure Documents. The information with respect to Parent and any of its Subsidiaries that Parent furnishes to the Company specifically for use in the Company Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company.

         SECTION 5.06. Finders' Fees. Except for Lehman Brothers Inc. whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company upon consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 6
                            COVENANTS OF THE COMPANY

         The Company agrees that:

         SECTION 6.01. Conduct of the Company. From the date hereof until the Effective Time, the Company shall conduct its business in the ordinary course consistent with past practice and shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent or as contemplated by this Agreement or as set forth in the Company Disclosure Schedule, from the date hereof until the Effective
Time the Company shall not:

         (a) declare, set aside or pay any dividend or other distribution with respect to any share of its capital stock, other than customary quarterly cash dividends on the Shares not to exceed $.1225 per Share per quarter;

         (b) repurchase, redeem or otherwise acquire or offer to acquire any shares of capital stock or other securities of, or other ownership interests in, the Company;

         (c) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any Shares, any other voting securities or any securities convertible into Shares, or any rights, warrants or options to acquire any Shares, voting securities or convertible securities other than issuances pursuant to stock-based awards or options that are outstanding on the date hereof or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

         (d) amend its Certificate of Incorporation or By-Laws or other comparable organizational documents or amend any material terms of the outstanding securities of the Company;

         (e) merge or consolidate with any other Person or acquire a material amount of stock or assets of any other Person;

         (f) sell or otherwise dispose of the NA Shares except pursuant to the NA Merger Agreement;

         (g) incur any indebtedness for borrowed money, guarantee any such indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities;

         (h) except as required under Section 2.05 or as may be mutually agreed upon between Parent and the Company, enter into or adopt any new, or amend any existing, Employee Plan or Benefit Arrangement, other than as required by law, or materially change any actuarial or other assumption used to calculate funding obligations with respect to any Employee Plan or Benefit Arrangement, or change the manner in which contributions to any pension plan are made or the basis on which such contributions are determined;

         (i) except as permitted under Section 6.01(h) or by written employment agreements existing on the date of this Agreement, increase the compensation payable or to become payable to its directors, officers or employees or pay any benefit or amount not required by an Employee Plan or Benefit Arrangement as in effect on the date of this Agreement to any such person;

         (j) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets (including securitizations) except pursuant to the NA Merger Agreement;

         (k) without the prior consent of Parent, which consent shall not be unreasonably withheld, pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with its terms, of any liability recognized or disclosed in the most recent consolidated financial statements (or described in the notes thereto and included in such financial statements) of the Company included in the Company SEC Documents or incurred since the date of such financial statements for an amount in cash not to exceed (in the case of liabilities other than those incurred since the date hereof) the amount of specific reserve in respect of such claim, liability, obligation or litigation included in such financial statements (or described in the notes thereto and included in such financial statements), or waive the benefits of, or agree to modify in any manner, any standstill or similar agreement to which the Company or any of its Subsidiaries is a party;

         (l) make any tax election that has, or fail to make any tax election which failure could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the tax liability or tax attributes of the Company or any of its Subsidiaries or settle or compromise any material income tax liability;

         (m) fail to cause NA to pay its customary quarterly cash dividend prior to the time at which payment of the Company's customary quarterly cash dividend is due;

         (n) fail to cause NA to comply with the terms of the NA Merger Agreement or the NA Voting Agreement;

         (o) fail to comply with the NA Voting Agreement or amend, or waive any right, power or privilege under, the NA Voting Agreement or permit NA to amend, or waive any right, power or privilege under, the NA Merger Agreement or the Voting Agreement, in each case in any manner that would create any additional liability of the Company or materially impair or delay the consummation of the transactions contemplated hereby;

         (p) take any action not otherwise specified in this Section 6.01 that would cause the representations and warranties set forth in Section 4.11 to no longer be true and correct;

         (q) (i) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (ii) enter into any material agreement or exercise any discretion providing for acceleration of any material payment or performance as a result of a change of control of the Company; and

         (r)      agree or commit to do any of the foregoing.

         SECTION 6.02. Stockholder Meeting; Proxy Material. The Company shall cause a meeting of its stockholders (the "COMPANY STOCKHOLDER MEETING") to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with such meeting, the Company will (i) promptly prepare and file with the SEC, use its best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and any amendments or supplements thereto and all other proxy materials for such meeting, (ii) use its reasonable best efforts (including postponing or adjourning the Company Stockholder Meeting to solicit additional proxies for a period of up to 30 days) to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting. Approval of the Merger will be presented as a single proposal in the Company Proxy Statement and will be conditioned solely upon the approval of the sale of NA Shares pursuant to the NA Merger Agreement. The Company shall provide Parent and its legal counsel with sufficient opportunity to comment upon the form and substance of the Company Proxy Statement (including any amendments or supplements thereto) prior to filing such with the SEC and the Company shall use its reasonable efforts to incorporate Parent's reasonable comments into the Company Proxy Statement (including any amendments or supplements thereto). The Company shall provide to Parent copies of any comments received from the SEC in connection therewith and shall consult with Parent in responding to the SEC. Subject to
Section 6.04(c), the Company Proxy Statement shall contain the unqualified recommendation of the Board of Directors of the Company that its stockholders vote in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby.

         SECTION 6.03. Access to Information. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement dated as of May 5, 2000 between the Company and Parent (the "CONFIDENTIALITY AGREEMENT"), the Company shall (i) give Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial, operating data and other information as such Persons may reasonably request and (iii) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company to cooperate with Parent in its investigation of the Company and (iv) promptly advise Parent orally and in writing of any fact or circumstances reasonably likely to have a Material Adverse Effect on the Company. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No information or knowledge obtained by Parent in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

         SECTION 6.04. No Solicitation; Other Offers. (a) From the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with Article 10, the Company and its Subsidiaries will not, and the Company will use its reasonable best efforts to cause the officers, directors, employees, investment bankers, consultants or other agents or representatives (collectively, "AGENTS") of the Company and its Subsidiaries not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal, (ii) engage in discussions or negotiations with any Person concerning an Acquisition Proposal, (iii) disclose any nonpublic information relating to the Company or any of its Subsidiaries to any Person who, to the knowledge of the Company, is considering making, or has made, an Acquisition Proposal or (iv) take any other action to facilitate any inquiries or the making of any proposal that constitutes or that could reasonably be expected to lead to an Acquisition Proposal. The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person who, to the knowledge of the Company, is making, or has made, an Acquisition Proposal. The Company shall promptly provide such notice orally and in writing and shall identify the Person making, and all terms and conditions of, any such Acquisition Proposal or request. The Company shall keep Parent promptly informed of the status and details of any such Acquisition Proposal (including amendments or proposed amendments) or request and any discussions or negotiations pursuant to Section 6.04(b) and the Company shall provide to Parent copies of any written communications between the Company and any Person making the Acquisition Proposal. The Company shall, and the Company shall use reasonable best efforts to cause the Agents of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions and negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal or request. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal or shall prevent NA and its Agents from taking any action permitted under Section 6.04 of the NA Merger Agreement.

         (b) Notwithstanding the foregoing, the Company may, at any time prior to the time the Company's stockholders shall have voted to approve this Agreement, negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person in response to an unsolicited Acquisition Proposal by such Person if (i) the Company has complied with the terms of Section 6.04(a), (ii) the Board of Directors of the Company determines in good faith that such Acquisition Proposal is likely to result in a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law, (iii) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement (except as to the standstill provisions) and (iv) the Company shall have delivered to Parent prior written notice advising Parent that it intends to take such action.

         (c) The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, its recommendation to its stockholders referred to in Section 6.02 hereof, but only if (i) the Company has complied with the terms of Section 6.04(a), (ii) the Company has received an unsolicited Acquisition Proposal which the Board of Directors determines in good faith constitutes a Superior Proposal, (iii) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would constitute a breach of its fiduciary duties under applicable law and (iv) the Company shall have delivered to Parent 24 hours prior written notice advising Parent that it intends to take such action.

         (d)      For purposes of this Agreement:

         "ACQUISITION PROPOSAL" means any offer or proposal for a merger, reorganization, consolidation, share exchange, business combination, or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, more than 35% of the voting securities of the Company or NA, or a substantial portion of the assets of the Company and its Subsidiaries taken as a whole, other than the transactions contemplated by this Agreement and the NA Merger Agreement.

         "SUPERIOR PROPOSAL" means any bona fide written Acquisition Proposal
(i) on terms that the Board of Directors of the Company determines in good faith (after consultation with a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal including the legal, financial and regulatory aspects of the proposal) provide greater value to the Company's stockholders than the transaction contemplated hereunder, as amended pursuant to Section 10.01(d) if applicable and (ii) that is reasonably likely to be consummated by the Person making such Acquisition Proposal.

         (e) The Company will promptly provide to Parent any information regarding the Company provided to any Person making an Acquisition Proposal that was not previously provided to Parent.

         (f) During the period from the date of this Agreement until the Effective Time or earlier termination of this Agreement, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement relating to the making of an Acquisition Proposal to which it or any of its Subsidiaries is a party (other than any involving Parent or its Subsidiaries). During such period, the Company agrees to use reasonable best efforts to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including seeking injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

         SECTION 6.05. Surety Obligations. The Company will, and will cause NA to, obtain any amendments, novations, releases, waivers, consents or approvals necessary to release the Company and the Surviving Corporation, effective as of the Effective Time, from all liability under any guarantee, performance bond, letter of credit or other agreement guaranteeing or securing obligations of NA, such actions to be taken in consultation with NA and in a manner that does not unreasonably disrupt NA's business or operations.

         SECTION 6.06. Rights Agreement. The Board of Directors of the Company shall take all further action (in addition to that referred to in Section 4.19(b)) reasonably requested in writing by Parent in order to render the Rights inapplicable to the transactions contemplated by this Agreement to the extent provided herein. Except as provided with respect to the transactions contemplated by this Agreement and the NA Merger Agreement and except as set forth in the Company Disclosure Letter, the Board of Directors of the Company shall not, without the prior written consent of Parent (a) amend the Rights Agreement or (b) take any action with respect to, or make any determinations under, the Rights Agreement, including a redemption of the Rights or any action to facilitate an Acquisition Proposal.

                                    ARTICLE 7
                               COVENANTS OF PARENT

         Parent agrees that:

         SECTION 7.01. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, Parent will hold, and will use its reasonable best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence all documents and information concerning the Company or any of its Subsidiaries furnished to Parent or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.

         SECTION 7.02. Obligations of Merger Subsidiary. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

         SECTION 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

         (a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former officer and director of the Company (each an "INDEMNIFIED PERSON") in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other applicable laws or provided under the Company's certificate of incorporation and bylaws in effect on the date hereof, provided that such indemnification shall be subject to any limitation imposed from time to time under applicable law.

         (b) The Surviving Corporation shall pay all expenses, including reasonable fees and expenses of counsel, that an Indemnified Person may incur in enforcing the indemnity and other obligations provided for in this Section 7.03. The Surviving Corporation shall be entitled to control the defense of any action, suit, investigation or proceeding with counsel of its own choosing reasonably acceptable to the Indemnified Person and the Indemnified Person shall cooperate in the defense thereof. The Surviving Corporation shall not be liable for the fees, costs or expenses of any other counsel for an Indemnified Person, other than local counsel, unless a conflict of interest shall be caused thereby in which case the Surviving Corporation shall pay the fees, costs and expenses of one additional counsel of the Indemnified Person's choosing but reasonably accepted to the Surviving Corporation, provided that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld).

         (c) For six years after the Effective Time, the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided if the aggregate annual premiums for such insurance at any time during such period shall exceed 200% of the per annum rate of premium and brokerage costs paid by the Company and its Subsidiaries as of the date hereof for such insurance, then the Surviving Corporation shall provide only such coverage as shall then be available at an annual premium equal to 200% of such rate.

         (d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

         (e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under Delaware Law or any other applicable laws or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

         (f)      The obligations of the Surviving Corporation under this
Section 7.03 shall be joint and several obligations of Parent and the Surviving Corporation.

         SECTION 7.04. Employee Matters. (a) The Surviving Corporation shall expressly assume, honor, comply with and uphold in accordance with their terms each of the agreements, understandings or undertakings listed on Section 7.04(a) of the Company Disclosure Schedule.

         (b) The obligations of the Surviving Corporation under this 7.04 shall be the joint and several obligation of Parent and the Surviving Corporation.

                                    ARTICLE 8
                       COVENANTS OF PARENT AND THE COMPANY

         The parties hereto agree that:

         SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of Parent and Company agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

         SECTION 8.02. Certain Filings. The Company and Parent shall cooperate with one another and use their reasonable best efforts (i) in connection with the preparation of the Company Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.03. Public Announcements. Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press releases to be issued with respect to the transactions contemplated hereby shall be in the form heretofore agreed by the parties.

         SECTION 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

         SECTION 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

         (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

         (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

         (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Parent or any of their respective Subsidiaries that relate to the consummation of the transactions contemplated by this Agreement.

                                    ARTICLE 9
                            CONDITIONS TO THE MERGER

         SECTION 9.01. Conditions to Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

         (a) this Agreement shall have been approved and adopted by the stockholders of the Company in accordance with Delaware Law;

         (b) No provision of any applicable law or regulation and no judgment, temporary restraining order, preliminary or permanent injunction, verdict, order or decree or other legal restraint or prohibition shall (i) make illegal or prohibit the consummation of the Merger or (ii) cause the consummation of the Merger to constitute a breach of the fiduciary duties of the Board of Directors of the terminating party in the judgment of such Board of Directors as determined in good faith based upon the advice of outside legal counsel (a "SPECIAL BOARD DETERMINATION");

         (c) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated; and

         (d) there shall have been consummated the NA Merger or another comparable transaction by which all NA stockholders shall have received, or have the right to receive upon the surrender of their shares, cash in payment for their shares of NA common stock and such transaction shall not have resulted in any material additional liabilities of the Company or Parent (the "ALTERNATIVE NA MERGER").

         SECTION 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

         (b) except with respect to the representations and warranties of the Company contained in Section 4.11(a) of this Agreement, the representations and warranties of the Company contained in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

         (c)      the representations and warranties of the Company contained in
Section 4.11(a) of this Agreement shall be true at and as of the Effective Time as if made at and as of such time;

         (d) Parent shall have received a certificate signed by an executive of the Company to the foregoing effect;

         (e) The Company shall have at least $11.728 billion (less any costs and expenses paid in connection with the transactions contemplated hereby) in cash in immediately available funds in its bank accounts;

         (f) The Company shall have complied with its covenant in Section 6.01(m)(dividends); and

         (g) designees of Parent shall constitute all of the members of the Board of Trustees of the Nabisco Foundation.

         SECTION 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

         (a) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

         (b) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement and in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true in all material respects at and as of the Effective Time as if made at and as of such time (or, if given as of a specific date, at and as of such date) with only such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

         (c) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                   TERMINATION

         SECTION 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

         (a)      by mutual written agreement of the Company and Parent;

         (b)      by either the Company or Parent, if:

                  (i) the Merger has not been consummated on or before April 30, 2001 (or such later date on which any agreement relating to an Alternative NA Merger shall terminate), provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

                  (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

                  (iii) this Agreement shall not have been approved and adopted in accordance with Delaware Law by the Company's stockholders by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof;

                  (iv) the NA Merger Agreement shall have terminated in accordance with its terms for any reason other than in connection with the acceptance by NA of a Superior Proposal;

         (c)      by Parent, if

                  (i) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, its approval or recommendation of this Agreement or the Merger, shall have approved or recommended a Superior Proposal, or shall have resolved to do any of the foregoing;

                  (ii) the Company shall have entered into, or publicly announced its intention to enter into, a definitive agreement or an agreement in principle with respect to a Superior Proposal; or

                  (iii) the Company shall have (1) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of the Company to be performed or complied with by it under this Agreement or (2) breached any of its representations or warranties such that the condition set forth in Section 9.02(b) or 9.02(c) cannot be satisfied, which failure under clause (1) or (2) shall not be cured within 15 Business Days of notice from Parent (or such longer period during which the Company exercises reasonable best efforts to cure); or

                  (iv) the Board of Directors of Parent shall have made a Special Board Determination.

         (d) by the Company, if the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into a written agreement concerning a Superior Proposal with respect to the Company, provided however that (i) the Company shall have complied with
Section 6.04, (ii) the Company shall have given Parent at least three Business Days written prior notice of its intention to terminate the Agreement, attaching a description of all material terms and conditions of such Superior Proposal to such notice, (iii) during such three Business Days or greater period, the Company engages in good faith negotiations with Parent with respect to such changes as Parent may propose to the terms of the Merger and this Agreement,
(iv) Parent does not make prior to such termination of this Agreement a definitive, binding offer which the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable to the stockholders of the Company as such Superior Proposal, and (v) the Company prior to such termination pursuant to this Section 10.01(d) pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b). The Company agrees to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

         (e) by the Company, if Parent or Merger Subsidiary shall have (i) failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Merger Subsidiary to be performed or complied with by it under this Agreement or
(ii) breached any of such party's representations or warranties contained in this Agreement such that the condition set forth in Section 9.03(b) cannot be satisfied, which failure or breach described in such clause (i) or (ii) shall not be cured within 15 Business Days of notice from the Company (or such longer period during which Parent or Merger Subsidiary exercises reasonable best efforts to cure).

         (f)      by the Company or Parent, if

                  (i) the information and representations set forth in the letters dated June 25, 2000 provided by Steven F. Goldstone and James
         M. Kilts in connection with the opinion of Davis Polk & Wardwell dated June 25, 2000 delivered to the Company and Parent pursuant to the Tax Sharing Agreement are not true and complete in all material respects; or

                  (ii) since the date of this Agreement, there has been a change in the Code, final or temporary Treasury Regulations promulgated under Section 355(e) or Section 358(g), published pronouncements of the Internal Revenue Service having the same force and effect as final or temporary Treasury Regulations promulgated under Section 355(e) or
         Section 358(g), case law applying Section 355(e) or Section 358(g), or other relevant binding legal authority relating to Section 355(e) or
         Section 358(g) (collectively "CHANGE IN TAX LAW"), that (A) would apply to a transaction consummated subsequent to such Change in Tax Law notwithstanding the existence of a binding written agreement with respect to such transaction, and (B) would reasonably be expected to result in (1) the imposition of tax on gain realized with respect to the stock of NA arising out of the distribution on May 18, 1999 by Parent to the Company of all of the outstanding shares of the Class B common stock of NA or on gain realized with respect to the stock of Parent arising out of the distribution on June 14, 1999 by the Company to the holders of its common stock of all of the outstanding common stock of Parent, or
         (2) a material increase in the tax liability of the Company resulting from the NA Merger as compared to the tax liability that would have arisen in the absence of such Change in Tax Law.

         (g) by the Company, if the Board of Directors of the Company shall have made a Special Board Determination and the Company, prior to such termination pursuant to this clause (g), pays to Parent in immediately available funds the fee required to be paid pursuant to Section 11.04(b).

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

         SECTION 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, provided that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of Sections 7.01, 11.04, 11.06, 11.07 and 11.08 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                  MISCELLANEOUS

         SECTION 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to Parent or Merger Subsidiary, to:

                 R.J. Reynolds Tobacco Holdings, Inc.
                 401 North Main Street
                 Winston-Salem, North Carolina 27102-2866
                 Attention: General Counsel
                 Fax: (336) 741-2998

                 with a copy to:

                 Jones, Day, Reavis & Pogue
                 599 Lexington Avenue
                 New York, New York 10022
                 Attention: Jere R. Thomson
                 Fax: (212) 755-7306

         if to the Company, to:

                 Nabisco Group Holdings Corp.
                 7 Campus Drive
                 Parsippany, New Jersey 07054

                 Attention: James A. Kirkman III
                 Fax: (973) 539-9150

                 with a copy to:

                 Davis Polk & Wardwell
                 450 Lexington Avenue
                 New York, New York 10017
                 Attention: William L. Rosoff
                 Fax: (212) 450-4800

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         SECTION 11.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

         SECTION 11.03. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for the Shares.

         (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 11.04. Expenses. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         (b)      If:

                  (i) the Company shall terminate this Agreement pursuant to Section 10.01(d) or 10.01(g);

                  (ii)     Parent shall terminate this Agreement (A) pursuant to
         Section 10.01(c)(i) or 10.01(c)(ii), or (B) pursuant to Section 10.01(c)(iii) (other than as a result of a breach of representation not caused by action (including breach of a covenant contained herein) of the Company after the date hereof and not capable of being cured using reasonable best efforts) if, in the case of this clause (B), at such time a third party shall have made an Acquisition Proposal and within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated;

                  (iii) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii) and (A) prior to the Company Stockholder Meeting a third party or the Company shall have publicly announced an Acquisition Proposal and (B) within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal or such a transaction is consummated; or

                  (iv) either the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iv) and at such time a third party shall have made an Acquisition Proposal with respect to the Company and within nine months after termination of this Agreement the Company enters into a definitive agreement in respect of any Acquisition Proposal with respect to the Company or such a transaction is consummated;

then in any case as described in clause (i), (ii), (iii) or (iv), the Company shall pay to Parent (by wire transfer of immediately available funds not later than the earlier of the date of termination of this Agreement or, in the case of clauses (ii)(B), (iii) and (iv), the date of such definitive agreement or consummation of such a transaction) an amount equal to $300 million, less any amounts previously paid pursuant to Section 11.04(c). The Company shall be entitled to deduct and withhold from any payments made to Parent under this
Section 11.04(b) such amounts as may be required to be deducted or withheld therefrom under the Code or under any applicable provisions of state or local tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for purposes of this Section 11.04(b) as having been paid to Parent.

          (c)   If:

                  (i)      Parent shall terminate this Agreement pursuant to
         Section 10.01(c)(iii) and at such time a third party shall have made an Acquisition Proposal; or

                  (ii) the Company or Parent shall terminate this Agreement pursuant to Section 10.01(b)(iii);

then the Company shall within five Business Days pay to Parent in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

         (d) If the Company shall terminate this Agreement pursuant to Section 10.01(e), then Parent shall within five Business Days pay to the Company in immediately available funds up to $30 million as reimbursement for documented expenses incurred in connection with the negotiation and execution of this Agreement.

         SECTION 11.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to enter into the transactions contemplated by this Agreement, but no such transfer or assignment will relieve Parent or Merger Subsidiary of its obligations hereunder.

         SECTION 11.06. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

         SECTION 11.07. Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

         SECTION 11.08. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 11.09. Counterparts; Effectiveness; Benefit. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 11.10. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement is hereby amended to delete the sixth and twelfth paragraphs thereof to the extent necessary to permit Parent to pursue any Acquisition Proposal with respect to the Company that would be completed after the NA Merger or any Alternative NA Merger.

         SECTION 11.11. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 11.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without posting a bond or similar indemnity) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                        NABISCO GROUP HOLDINGS CORP.


                        By:   /s/  James M. Kilts
                            ---------------------------------------------------
                            Name: James M. Kilts
                            Title: President and Chief Executive Officer


                        R.J. REYNOLDS TOBACCO HOLDINGS, INC.


                        By:   /s/  Charles A. Blixt
                            ---------------------------------------------------
                            Name:  Charles A. Blixt
                            Title: Executive Vice President and General Counsel


                        RJR ACQUISITION CORP.


                        By:   /s/  Charles A. Blixt
                            ---------------------------------------------------
                            Name:  Charles A. Blixt
                            Title: Executive Vice President and General Counsel

                                LIST OF SCHEDULES




NUMBER                             DESCRIPTION
------                             -----------

Section 2.05                       Stock Options
Section 4.01                       Corporate Existence and Power
Section 4.02                       Corporate Authorization
Section 4.03                       Governmental Authorization
Section 4.04                       Non-contravention
Section 4.05                       Capitalization
Section 4.06                       Matters Relating to the NA Merger
Section 4.07                       SEC Filings
Section 4.08                       Financial Statements
Section 4.09                       Disclosure Documents
Section 4.10                       Certain Contracts
Section 4.11                       Absence of Certain Changes
Section 4.12                       No Undisclosed Material Liabilities
Section 4.13                       Compliance with Laws and Court Orders
Section 4.14                       Litigation
Section 4.15                       Finders' Fees
Section 4.16                       Taxes
Section 4.17                       Employee Benefit Plans
Section 4.18                       Environmental Matters
Section 4.19                       Antitakeover Statute and Rights Agreement
Section 4.20                       Insurance
Section 4.21                       Other Agreements
Section 4.22                       Certain Agreements
Section 6.01                       Conduct of the Company
Section 7.04(a)                    Employee Matters






R. J. Reynolds Tobacco Holdings, Inc. agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.